Exhibit 10.41

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. THE REDACTED TERMS HAVE BEEN MARKED WITH THREE ASTERISKS [***]

EQUIPMENT SUBLEASE AGREEMENT

THIS EQUIPMENT SUBLEASE AGREEMENT (this “Agreement”) is made and entered into as of April 13, 2023 (the “Effective Date”), by and between Taproot Acquisition Enterprises, LLC, a Delaware limited liability company (“Lessee”), and Athena Bitcoin, Inc., a Delaware corporation (“Sublessee”).

RECITALS

WHEREAS, Lessee leases certain automated teller machines from a third party pursuant to an Equipment Lease Agreement (the “Prime Lease”); and

WHEREAS, Lessee and Sublessee desire to enter into a sublease for a particular amount of such automated teller machines, in accordance to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the terms and conditions contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

AGREEMENT

1. Lease. Lessee hereby agrees to sublease to Sublessee, and Sublessee hereby agrees to lease from Lessee, the automated teller machines listed on Exhibit A hereto, located in the premises ready for operation (plug and play), with a fresh location placement agreement of at least 36 months, that can be amended from time to time to include additional machines added to this Agreement (collectively, the “Equipment” and each individual item of Equipment, a “Rented Unit”), on the terms and conditions contained in this Agreement. Either Party’s failure to provide an updated Exhibit A with an additional Rented Unit shall not restrict, limit, modify or void Lessee’s obligations, and Sublessee’s rights, herein.

2. Term. The term of this Agreement shall commence on the date hereof and shall continue until the three (3) year anniversary of the Effective Date unless terminated earlier pursuant to Section 12 below (the “Term”).

3. Lease Payments.

(a) Base Rent. In consideration of Sublessee’s right to possess and use any Rented Unit during the Term, Sublessee shall pay Lessee one percent (1%) of Sublessee’s gross revenue derived from the sale of Cryptocurrency in all the Rented Units. With such payment obligations commencing as of the Effective Date for the remainder of the term (the Rental Payment”).

(b) Additional Rent. Sublessee shall pay an additional one percent (1%) of Sublessee’s gross revenue derived from the sale of Cryptocurrency in all the ATMs that are owned by Sublessee operating as Athena Bitcoin in the United States mainland. With such payment obligation commencing as of the Effective Date, 2023, and to continue for the remainder of the term (the “Additional Rent”).

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(c) Limit or Cap to Additional Rent. Commencing on the Effective Date and continuing thereafter for a period of one-hundred and twenty (120) days Lessee shall be guaranteed the Additional Rent. Thereafter, and beginning on August 31, 2023, if i) the gross revenue derived from the sale of Cryptocurrency in all the Equipment has not reached the amount of Four Million Dollars ($4,000,000) (the “Additional Rent Benchmark”), in any month then the Additional Rent will be reduced to one-half of a percent (.5%) until the Additional Rent Benchmark is achieved. The full Additional Rent payment will commence in the month immediately following the month that the Additional Rent Benchmark was achieved.

(d) After the end of the Term of this Agreement, Sublessee will pay Lessee one half of a percent (.5%) of Sublessee’s gross revenues derived from the sale of Cryptocurrency from: i) from each Rented Unit, whether such Rented Unit is purchased by Sublessee or moved to a different merchant location than the location it was located at as of the Effective Date; or ii) the merchant location in the event Sublessee replaces such Rented Unit with another ATM, regardless of whether such ATM was a Rented Unit or subsequently purchased or leased by Sublessee from a third party.

(e) Place of Payments. The Rental Payments shall be delivered to Lessee by deducting or withdrawing funds in Bitcoin on a daily basis in such amount not to exceed and as expressed in section 3(a) from the hot wallet feeding the Rented Unit(s), through direct collection from Sublessee’s Rented Unit processor (Genesis Coin).

(f) Cooperation in Collection of Rental Payment. Sublessee acknowledges and agrees that as a condition of this Agreement it shall cooperate with Lessee to ensure Lessee can collect the Rental Payment from Sublessee’s processors.

(g) Return of Equipment and Buyout Option. At the end of the Term, Sublessee shall have the option to either: (i) return each Rented Unit it has leased by either providing the keys and lock codes to Lessee and leaving the Rented Units at the location where they are installed, maintaining the Rented Units in the same condition as received by Sublessee (except for and subject to normal wear and tear); or (ii) by returning the Rented Unit to a mutually agreeable place; or (iii) exercise a buyout option by providing written notice to Lessee at least thirty (30) days prior to the end of the Term, where time is of the essence, and paying a buyout fee equal to Seven Thousand, Two Hundred $7,200 less all Rental Payments received by Lessee.

4. Purchase of Equipment. Other than what it is provided for in Section 3(g), if during the term of this Agreement Sublessee desires to purchase any Rented Unit, it shall provide written notice to Lessee. Lessee shall have no obligation to sell any Rented Unit to Sublessee; provided that if the parties reach mutually agreeable terms for such purchase and sale, they will enter into a purchase agreement in form and substance satisfactory to both parties.

5. Title; No Other Rights. Subject to Section 4 above, as between Lessee and Sublessee, the Equipment is, and shall be and remain, the sole and exclusive property of Lessee. Except as expressly stated in this Agreement, Lessee does not grant or otherwise transfer by operation of this Agreement, or otherwise, to Sublessee any right in or license to any Equipment, or any of Lessee’s intellectual property.

6. Location. Sublessee at its own discretion can relocate a Rented Unit in case reasonable business opportunities or requirements warrants it and will provide previous notice to Lessee who will not unreasonably withhold authorization to complete the relocation. Furthermore, as long as Sublessee is not in default of any of the terms of this Agreement, Lessee cannot remove a Rented Unit from its location or the terms of this Agreement.

7. Risk of Loss. During the Term, Sublessee shall bear the risk of loss, damage to or destruction of such Rented Unit, whether such loss, damage or destruction results from fire, theft, governmental action, collision, or any cause whatsoever, and shall carry commercially reasonable insurance to cover the Equipment and Sublessee’s operations.

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8. Certain Sublessee Obligations.

(a) Setup and Installation. Sublessee acknowledges and agrees that it shall be solely responsible for the installation, setup, operation and use of the Equipment, and shall comply with all consents, laws, regulations, permits, licenses and other requirements imposed by any international, foreign, federal, state, or local authorities in connection with same.

(b) Maintenance and Storage of Equipment. During the Term, Sublessee shall be responsible for maintaining each Rented Unit in good operating condition. Maintenance of each Rented Unit shall include labor and replacement of parts. During the Term, Sublessee shall further be responsible for the costs associated with, if necessary, (i) moving each Rented Unit within the current location of such Rented Unit; and (ii) storage of the Rented Unit.

(c) Liens and Encumbrances. As long as Sublessee is in compliance with the terms of this agreement, bot Lessee and Sublessee shall not permit or allow any liens or encumbrances, security interests to be placed on any Rented Unit except for any currently in place as disclosed here in Exhibit B.

(d) Access Codes and Locks. At all times during the Term, Sublessee shall have exclusive access to the Equipment. If Lessee requires access to the Equipment, Lessee shall submit a written request to Sublessee specifying the reason for the access. Upon Sublessee's approval of the access request which cannot be unreasonably denied, Sublessee shall allow Lessee access to the Equipment through or with a representative of Sublessee.

(e) Notifications. Sublessee shall provide Lessee with prompt written notice of any actual or suspected unauthorized access or use of any Rented Unit or any software or intellectual property included therewith.

(f) Records. Sublessee shall keep accurate, correct and complete (i) business and financial records that are required under applicable law and (ii) records of all transactions processed using the Rented Equipment and payments made to Company under this Agreement (“Sublessee Records”). Lessee, or its designee, shall have the right to a reasonable inspection of Sublessee’s Records during normal business hours to verify Sublessee’s compliance with the terms and conditions of this Agreement. Additionally, Lessee shall have the right to a reasonable audit and request for records or information demonstrating that Sublessee is in compliance with the legal obligations applicable to Sublessee and its business with respect to this Agreement, including, but not limited to, the Bank Secrecy Act (31 U.S.C. § 5322, et seq.) and its implementing regulations, state or federal anti-money laundering laws, and U.S. economic sanctions. Any request for such records or information shall be made in writing and Sublessee shall have ten (10) business days to comply with such request.

9. Representations and Warranties.

(a) Each party represents and warrants to the other party that: (i) it is duly organized, validly existing, and in good standing as a corporation or other entity as represented herein under the laws and regulations of its jurisdiction of incorporation, organization, or formation; (ii) it has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder; (iii) the execution of this Agreement by a representative whose signature is set forth at the end hereof has been duly authorized by all necessary action of the party; (iv) when executed and delivered by the party, this Agreement shall constitute the legal, valid, and binding obligation of that party, enforceable against that party in accordance with its terms; (v) it is under no obligation to any third party that would interfere with its representations, warranties, or obligations under this Agreement; and (vi) it complies and operates within the applicable laws and regulations governing its business activities and will continue to do so throughout the Term of this Agreement, ensuring that all necessary permits, licenses, and approvals are obtained and maintained.

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(b) Sublessee acknowledges that Lessee is not the manufacturer of the Equipment, nor the manufacturer’s or vendor’s agent. Nor is the vendor an agent of Lessee. Sublessee has selected the Equipment based upon its own judgment. Sublessee disclaims any reliance upon any statements or representations made by Lessee unless specifically contained in this Agreement. LESSEE HAS NOT MADE AND DOES NOT MAKE ANY REPRESENTATION OR WARRANTY OF ANY KIND, WHETHER DIRECT OR INDIRECT, EXPRESS OR IMPLIED, WITH RESPECT TO THE SUITABILITY, MATERIALS, DURABILITY, DESIGN, WORKMANSHIP, OPERATION OR CONDITION OF THE EQUIPMENT OR ANY PART THEREOF, ITS MERCHANTABILITY, FITNESS FOR USE FOR THE PARTICULAR PURPOSES AND USES OF SUBLESSEE. Lessee shall not be liable to lessee for any loss, damage or expense of any kind or nature caused directly or indirectly by the Equipment or for any damages based on strict or absolute tort liability or lessor’s or vendor’s negligence, or due to the repair, service or adjustment of the Equipment, or by any delay or failure to provide any maintenance, repair, service or adjustment, or by any interruption of service, or for any loss of business however caused. NO DEFECT OR UNFITNESS OF THE EQUIPMENT OR THE FACT THAT THE EQUIPMENT SHALL NOT OPERATE OR THAT IT SHALL OPERATE IMPROPERLY SHALL RELIEVE SUBLESSEE OF ANY OBLIGATION UNDER THE LEASE.

(c) Lessee represents and warrants that during the first twelve months of the Term, and at the election of Sublessee, it shall make available to Sublessee , at the election of Sublessee, a minimum of 400 Rented Units, which will be compatible with Sublessee’s hardware and can be operated by installing a new hard drive. In the event Lessee fails to perform its obligations under this Section and the Additional Rent Benchmark has not been met, then Sublessee may, upon thirty days’ cure notice to Lessee suspend Lessee’s right to Additional Rent under Section 3(b) until such time as Lessee is in compliance with its obligations herein. Additional Rent shall commence in the month immediately following the month that Lessee achieves compliance with its obligations herein. Failure by Sublessee to request 400 rented units shall not be basis to seek termination hereunder.

10. Lessee Indemnity. Sublessee shall defend, indemnify and hold harmless Lessee and its affiliates, and their respective employees, officers, directors, shareholders and agents (collectively, the “Lessee’s Indemnified Parties”) from and against any and all losses, liabilities, penalties, fines, damages, expenses (including reasonable attorney’s fees), causes of action, suits or claims of every kind and irrespective of the theory upon which based (collectively, “Losses”) relating to or arising from any third party claims relating to the Equipment or Sublessee or Sublessee’s business except to the extent caused by Lessee’s gross negligence or willful misconduct.

11. Sublessee’s Indemnity. Lessee shall defend, indemnify and hold harmless Sublessee and its affiliates, and their respective employees, officers, directors, shareholders and agents (collectively, the “Sublessee’s Indemnified Parties”) from and against any and all losses, liabilities, penalties, fines, damages, expenses (including reasonable attorney’s fees), causes of action, suits or claims of every kind and irrespective of the theory upon which based (collectively, “Losses”) relating to or arising from any third party claims relating to the Equipment or Lessee’s business except to the extent caused by Sublessee’s gross negligence or willful misconduct.

12. Termination; Effect of Termination.

(a) Termination. Either party may terminate this Agreement upon (i) a material breach of any representation, warranty, or covenant of the other party contained in this Agreement which continues for a period of ten (10) days after receipt by such party of written notice of such breach, and (ii) if during the Term bankruptcy or insolvency proceedings are commenced by or against the other party and are not dismissed within thirty (30) days from and after the commencement thereof. In addition, Lessee may terminate this Agreement upon termination or expiration of the Prime Lease. In the event that the Prime Lease ends prior to the end of the Term of this Agreement, Sublessee shall be assigned the placement locations by Lessee. Upon termination of this Agreement, Sublessee shall have the right to either negotiate new placement agreements with each location without interference from Lessee or have the existing placement agreements assigned to Sublessee.

(b) Effect of Termination. Upon termination of this Agreement for any reason: (i) Sublessee’s rights to use the Rented Units shall immediately terminate without either party having to act further; (ii) Sublessee shall pay to Lessee any amounts owed to Lessee as of the effective date of the termination; and (iii) Sublessee shall promptly return to Lessee or, at Lessee’s election, destroy all copies of the Lessee’s documentation and any Confidential Information (as defined below) provided or made available to Lessee.

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13. Default of Sublessee and Remedies.

(a) Events of Default. Sublessee shall be deemed to be in default and breach hereunder upon the occurrence of any of the following events of default: (i) Sublessee shall fail, upon notice, to make any Rental Payment or pay any other sum within five (5) business days of when such payment is due and shall fail to perform or observe any term or condition or covenant of this Agreement; (ii) a proceeding under any bankruptcy, insolvency, reorganization or similar legislation shall be instituted by or against Sublessee, or a receiver, custodian or similar officer shall be appointed for Sublessee or any of its property; (iii) Sublessee admits in writing its inability to pay debts as they mature; (iv) any warranty, representation or statement made by Sublessee in this Agreement is found to be incorrect or misleading in any material respect on the date made; or (v) an attachment, levy or execution is threatened or levied upon or against the Equipment.

(b) Remedies on Default. Upon the occurrence of any event of default, Lessee may exercise any one or more of the following remedies as Lessee in its sole discretion shall elect: (i) to declare any remaining Rental Payments immediately due and payable as to any or all items of Equipment without notice or demand to Sublessee, and by applying Sublessee’s funds held by Subleesee’s processor as a setoff for all outstanding and future Rental Payments owed to Lessee under this Agreement (in the event Sublessee is paying Lessee a percentage of gross revenue as Rental Payment, future Rental Payments shall be determined by taking the last three month average prior to the breach, multiplied by the number of months remaining in the term); (ii) proceed by appropriate court action to enforce performance by Sublessee of the applicable covenants of this Agreement or to recover for the breach thereof including the payment of Rental Payments due or to become due hereunder or any deficiency therefor following disposition of the Equipment; (iii) reenter and take possession of the Equipment wherever situated belonging to Sublessee without any court order or other process of law and without liability for entering the premises belonging to Sublessee, (iv) collect from Sublessee all expenses associated with enforcing remedies hereunder including but not limited to reasonable attorney fees, repossession, transportation, storage and remarketing expenses; and/or (v) assert any other remedies available to Sublessee at law or in equity (including, without limitation, under the Uniform Commercial Code).

14. Compliance With Laws. Sublessee agrees to use the Rented Units in a careful and proper manner, in compliance with all applicable laws and regulations.

15. Taxes. Lessee and Sublessee each agree to be responsible for their own tax obligations incident and relative to this Agreement.

16. Entire Agreement; Conflict. This Agreement constitutes the entire agreement between the parties and supersedes any prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they relate in any way to the subject matter hereof.

17. Notices. All notices, offers or other communications required or permitted to be given pursuant to this Agreement shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient, (b) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (c) one (1) business day after being sent to the recipient by electronic mail, or (d) three (3) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Lessee:	Patzik, Frank & Samotny Ltd.
200 South Wacker Drive
Suite 2700
Chicago, Illinois 60606
Attn: Jordan Finfer
Email: jfinfer@pfs-law.com

If to Sublessee:	Athena Bitcoin, Inc.
c/o Matias Goldenhorn – CEO & President
1332 N Halsted St.
Suite 403
Chicago, IL 60642
Email: matias@athenabitcoin.com

With a courtesy copy via email, which shall not constitute notice, to: legal@athenabitcoin.com

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18. Assignment. Lessee may assign or transfer (whether by merger, stock sale, operation of law or otherwise) its rights and obligations under this Agreement without Sublessee’s prior written consent. Sublessee may not assign or transfer (whether by merger, stock sale, operation of law or otherwise) its rights and obligations under this Agreement without Lessee’s consent, which shall not be unreasonably denied. Sublessee may assign or transfer its rights and obligations under this Agreement without Lessee’s consent if doing so to a wholly owned entity of Sublessee or its parent company.

19. Governing Law; Attorneys’ Fees. This Agreement shall be construed in conformity with the laws of the State of Illinois, without regard to conflict of law provisions. The prevailing party in any litigation in connection with this Agreement shall be entitled to recover from the non-prevailing party all costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred by the prevailing party in connection with any such litigation.

20. Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

21. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

22. Prime Lease. The parties agree that this Agreement is expressly subject and subordinate to the rights of the lessor under the Prime Lease and such lessor’s interest in and to the Rented Units.

23. Amendment and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Lessee and Sublessee. No waiver by any party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.

24. Waiver of Jury Trial. Each party acknowledges and agrees that any controversy that may arise under this Agreement or thereto is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

25. Confidentiality. Both parties recognize that, in general, the terms and conditions of this Agreement are confidential and should not be disclosed in an ordinary course of business and should only be disclosed if and when absolutely necessary. Additionally, both parties acknowledge that, in the course of performing their respective obligations under this Agreement, they may receive from the other party certain confidential and proprietary information, including data, specifications, processes, policies, technologies, methods, formulae, and performance and other information of the other party (collectively, “Confidential Information”). Both parties agree to limit disclosure and access to the Confidential Information to such of their employees as are directly involved with work required by this Agreement and then only to the extent as is necessary and essential to complete such work. Each party will ensure that their respective employees shall preserve the confidential nature of the Confidential Information. Neither party shall disclose any of the Confidential Information to any other party, in whole or in part, directly or indirectly, unless authorized in writing by the other party. The parties shall, at all times, take proper and appropriate steps to protect the Confidential Information. Confidential Information shall be used only in connection with performance of this Agreement. No other use of it will be made by the receiving party or its employees, it being recognized that the disclosing party has reserved all rights to the Confidential Information. The term Confidential information shall not include information which (a) is in the public domain prior to disclosure to the receiving party, (b) is lawfully in the receiving party’s possession prior to disclosure, or (c) becomes part of the public domain by publication or otherwise through no unauthorized act or omission on the part of the receiving party. The receiving party will not duplicate the Confidential Information, in whole or in part, except to the extent necessary to perform its obligations under this Agreement. The Confidential Information shall remain the property of the disclosing party and shall be returned to the disclosing party upon termination of this Agreement. The obligations under this section shall survive termination of this Agreement.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Equipment Sublease Agreement as of the day and year first above written.

LESSEE:

Taproot Acquisition Enterprises, LLC

By: /s/ Jordan Mirch
Name: Jordan Mirch
Title: Manager

SUBLESSEE:

Athena Bitcoin, Inc.

By: /s/ Matias Goldenhorn
Name: Matias Goldenhorn
Title: CEO & President

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Exhibit A

Equipment

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CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. THE REDACTED TERMS HAVE BEEN MARKED WITH THREE ASTERISKS [***]

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Exhibit B

All and Any Current Liens or Encumbrances on the Equipment

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CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. THE REDACTED TERMS HAVE BEEN MARKED WITH THREE ASTERISKS [***]

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